OFFICE LEASE

This Lease is made and entered into this date by and between ROSEMARY WILLIAMS ("Landlord") and BED AND BISCUIT INNS OF AMERICA, INC., a Nevada Corporation ("Tenant").

Landlord hereby leases to Tenant approximately 2,000 sq. ft. of office space ("Premises") located at 408 S. Daytona, Flagler Beach, Florida ("Building") for a term commencing July 1, 2003 and continuing through June 30, 2004 at a Base Rental of $1,200.00 (U.S.) per month payable in advance on the first day of each month commencing July 1, 2003.

Landlord and Tenant covenant and agree as follows:

Section 1. Rent Payment. Tenant shall pay the Base Rent for the Premises without deduction or offset. Rent for any partial month during the Lease term shall be prorated to reflect the number of days during the month that Tenant occupies the Premises. Rent not paid when due shall bear interest at the rate of one-and-one-half percent per month until paid. Landlord may at its option impose a late charge of $120.00 for rent payments made more than 10 days late in lieu of interest for the first month of delinquency, without waiving any other remedies available for default.

Section 2. Lease Consideration. Upon execution of the Lease, Tenant has paid the Base Rent for the first full month of the Lease term for which rent is payable.

Section 3. Use. Tenant shall use the Premises for general office space and for no other purpose without Landlord's written consent. In connection with its use, Tenant shall at its expense promptly comply with all applicable laws, ordinances, rules and regulations of any public authority and shall not annoy, obstruct, or interfere with the rights of other tenants of the Building. Tenant shall create no nuisance nor allow any objectionable fumes, noises, or vibrations to be emitted from the Premises. Tenant shall not conduct any activities that will increase Landlord's insurance rates for any portion of the Building or that will in any manner degrade or damage the reputation of the Building.

Section 4. Equipment. Tenant shall install in the premises only such office equipment as is customary for general office use and shall not overload the floors or electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building. Landlord must approve in advance the location and manner of installing any electrical, heat generating or communication equipment or exceptionally heavy articles. Any additional air conditioning required because of heat generating equipment or special lighting installed by Tenant shall be installed and operated at Tenant's expense.

Section 5. Utilities and Services. Tenant will furnish heat, electricity, and air conditioning. Tenant shall comply with all governmental laws or regulations regarding the use or reduction of use of utilities on the Premises. Interruption of services or utilities shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease.

Section 6. Maintenance, Repair and Alterations. Landlord shall have no liability for failure to perform required maintenance and repair unless written notice of the needed maintenance or repair is given by Tenant and Landlord fails to commence efforts to remedy the problem in a reasonable time and manner. Landlord shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs, and Landlord shall have no liability for interference with Tenant's use because of repairs and installations. Tenant shall have no claim against Landlord for any interruption or reduction of services or interference with Tenant's occupancy, and no such interruption or reduction shall be construed as a constructive or other eviction of Tenant. Repair of damage caused by negligent or intentional acts or breach of this Lease by Tenant, its employees or invitees shall be at Tenant's expense.

Section 7. Alterations. Tenant shall not make any alterations, additions or improvements to the Premises, change the color of the interior, or install any wall or floor covering without Landlord's prior written consent. Any such additions, alterations or improvements, except for removable machinery and unattached moveable trade fixtures, shall at once become part of the realty and belong to Landlord. Landlord may at its option require that Tenant remove any alterations and restore the Premises to the original condition upon termination of this Lease. Landlord shall have the right to approve the contractor used by Tenant for any work in the Premises, and to post notices of non-responsibility in connection with any work being performed by Tenant in the Premises.

Section 8. Fire or Casualty, Waiver of Subrogation. Fire or Casualty. "Major Damage" means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than 25% of the pre-damage value of the Building to repair, or which is not covered by insurance. In case of Major Damage, Landlord may elect to terminate this Lease by notice in writing to Tenant within 30 days after such date. If this Lease is not terminated following Major Damage, or if damage occurs which is not Major Damage, Landlord shall promptly restore the Premises to the condition existing just prior to the damage. Tenant shall promptly restore all damage to Tenant improvements or alterations installed by Tenant or pay the cost of such restoration to Landlord if Landlord elects to do the restoration of such improvements. Rent shall be reduced from the date of damage until the date restoration work being performed by Landlord is substantially complete with the reduction to be in proportion to the area of the Premises not useable by Tenant.

Section 9. Waiver of Subrogation. Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises and any alterations or Tenant improvements it has made to the Premises. Neither Landlord nor Tenant shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage or any of the risks that are or could be covered by a standard all-risk insurance policy with an extended coverage endorsement, or for any business interruption, and there shall be no subrogated claim by one party's insurance carrier against the other party arising out of any such loss.

Section 10. Assignment and Subletting. This Lease shall bind and inure to the benefit of the parties, their respective heirs, successors and assigns provided that Tenant shall not assign its interest under this Lease or sublet all or any portion of the Premises without first obtaining Landlord's consent in writing. This provision shall apply to all transfers by operation of law including but not limited to mergers and changes in control of Tenant. No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this Lease, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. Landlord shall not unreasonably withhold its consent to any assignment or to subletting provided the subrental rate or effective rental paid by the assignee is not less than the current scheduled rental rate of the Building for comparable space and the proposed Tenant is compatible with Landlord's normal standards for the Building. If Tenant proposes a subletting or assignment to which Landlord is required to consent under this Section, Landlord shall have the option of terminating this Lease and dealing directly with the proposed subtenant or assignee or any third party. If an assignment or subletting is permitted, any cash profit, or the net value of any other consideration received by Tenant as a result of such transaction shall be paid to Landlord promptly following its receipt by Tenant. Tenant shall pay any costs incurred by Landlord in connection with a request for assignment or subletting including reasonable attorney fees.

Section 11. Default. Default by Tenant. Any of the following shall constitute a default by Tenant under this Lease within ten days after:

        A. Tenant's failure to pay rent or any other charge under this Lease is due or failure to comply with any other term or condition within 20 days following written notice from Landlord specifying the non-compliance. If such non-compliance cannot be cured within the 20-day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect compliance as soon as possible. Time is of the essence of this Lease.

        B. Tenant's insolvency, business failure or assignment for the benefit of its creditors. Tenant's commencement of proceedings under any provision of any bankruptcy or insolvency law or failure to obtain dismissal of any petition filed against it under such laws within the time required to answer, or the appointment of a receiver for Tenant's properties.

        C. Assignment or subletting by Tenant in violation of this Lease.

Section 12. Default by Landlord. The failure of Landlord to perform any of the terms or conditions imposed by this document or the principal lease agreement shall be deemed a breach by Landlord of the terms of the lease agreement and shall entitle Tenant to declare this Lease void and to vacate the premises with no further obligation to Landlord and/or to seek damages as may be appropriate for the breach.

Section 13. Remedies for Default. In case of default as described herein, Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

        A. Landlord may terminate the Lease and retake possession of the Premises. Following such retaking of possession, efforts by Landlord to relet the Premises shall be sufficient if Landlord follows its usual procedures for finding tenants for the space at rates not less than the current rates for other comparable space in the Building. If Landlord has other vacant space in the Building, prospective tenants may be placed in such other space without prejudice to Landlord's claim to damages or loss of rentals from Tenant.

        B. Landlord may recover all damages caused by Tenant's default which shall include an amount equal to rentals lost because of the default, lease commissions paid for this Lease, and the unamortized cost of any tenant improvements installed by Landlord to meet Tenant's special requirements. Landlord may sue periodically to recover damages as they occur throughout the Lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Lease. Such damages shall be measured by the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgment at the prevailing interest rate on judgments.

        C. Landlord may make any payment or perform any obligation which Tenant has failed to perform in which case Landlord shall be entitled to recover from Tenant upon demand all amounts so expended plus interest from the date of the expenditure at the rate of one-and-one-half percent per month. Any such payment or performance by Landlord shall not waive Tenant's default.

Section 14. Surrender. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord and surrender the Premises broom clean and in the same condition as at the commencement of the term subject only to reasonable wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove shall be an abandonment of the property, and Landlord may dispose of it in any manner without liability. If Tenant fails to vacate the Premises when required including failure to remove all its personal property, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to the provisions of this Lease except that rent shall be one-and-one-half times the total rent being charged when the Lease term expired; or (ii) to eject Tenant from the Premises and recover damages caused by wrongful holdover.

Section 15. Regulations. Landlord shall have the right (but shall not be obligated) to make, revise and enforce regulation or policies consistent with this Lease for the purpose of promoting safety, order, economy, cleanliness and good service to all tenants of the floor. All such regulations and policies shall be complied with as if part of this Lease.

Section 16. Access. During times other than normal Building hours Tenant's officers and employees or those having business with Tenant may be required to identify themselves or show passes in order to gain access to the Building. Landlord shall have no liability for permitting or refusing to permit access by anyone. Landlord shall have the right to enter upon the Premises at any time by passkey or otherwise to determine Tenant's compliance with this Lease, to perform necessary services, maintenance and repairs to the Building or the Premises, or to show the Premises to any prospective tenant or purchasers. Except in case of emergency, such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Tenant.

Section 17. Subordination; Transfer of Building. This lease shall be subject and subordinate to any mortgages, deeds of trust, or land sale contracts (hereafter collectively referred to as encumbrances) now existing against the Building. At Landlord's option, this Lease shall be subject and subordinate to any future encumbrance hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and Tenant shall execute such documents as may reasonably be requested by Landlord or the holder of the encumbrance to evidence this subordination.

Transfer of Building. If the Building is sold or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee and recognize it as the lessor under this Lease, and, provided the purchaser assumes all obligations hereunder, the transferor shall have no further liability hereunder.

Estoppel. Either party will, within 20 days after notice from the other, execute, acknowledge and deliver to the other party a certificate certifying whether or not this Lease has been modified and is in full force and effect, whether there are any modifications or alleged breaches by the other party, the dates to which rent has been paid in advance and the amount of any security deposit or prepaid rent, and any other facts that may reasonably be requested. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. If requested by the holder of any encumbrance or any ground lessor, Tenant will agree to give such holder or lessor notice of and an opportunity to cure any default by Landlord under this Lease.

Section 18. Quiet Enjoyment. Landlord warrants that so long as Tenant complies with all terms of this Lease, it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by Landlord. Landlord shall have no liability to Tenant for loss or damages arising out of the acts of other tenants of the Building or third parties, nor any liability for any reason which exceeds the value of its interest in the Building.

Section 19. Indemnity. Tenant shall not allow any liens to attach to the Building or Tenant's interest in the premises as a result of its activities. Tenant shall indemnify and defend Landlord from any claim, liability, damage or loss occurring on the Premises, arising out of any activity by Tenant, its agents, or invitees or resulting from Tenant's failure to comply with any term of this Lease. Landlord shall have no liability to Tenant because of loss or damage caused by the acts or omissions of other tenants of the Building, or by third parties.

Section 20. Waiver. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord's waiver of a breach of any term or condition of this Lease shall not be deemed a waiver of any subsequent breach. Acceptance of any Rents or other payments shall not be deemed a waiver of such breach.

IN WITNESS WHEREOF the parties have executed this Lease this 1st day of July, 2003.

                                                                        BED AND BISCUIT INNS OF AMERICA

                                                                        A Nevada Corporation

                                                                        BY/S/Rosemary Williams

                                                                             ROSEMARY WILLIAMS, PRESIDENT

                                                                        LANDLORD

                                                                        BY/S/Rosemary Williams

                                                                             ROSEMARY WILLIAMS